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                                     EXHIBIT 23.2


                                  CONSENT OF COUNSEL

     Dunn Swan & Cunningham, A Professional Corporation, hereby consents to the use of its name under the heading "Legal Matters" in the Prospectuses constituting part of this Registration Statement.


                                        DUNN SWAN & CUNNINGHAM
                                        A Professional Corporation

Oklahoma City, Oklahoma
March 10, 1998